                           ADDENDUM TO LEASE AGREEMENT


         Addendum to Lease Agreement ("Addendum") made and entered into as of the 1st day of October, 1998, by and between Bryn Mawr Mall Associates, a Pennsylvania limited partnership ("Landlord") and Fidelity Leasing, Inc. ("Tenant").

                                Basis of Addendum

         A. Landlord and tenant have entered into a Lease Agreement (the "Lease") dated even date herewith.

         B. Landlord and tenant desire to amend the Lease upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

                  1. Paragraph 1C - Paragraph 1C is hereby supplemented by the addition of the following:

                     "Tenant may, at tenant's election, put the Tenant improvement work shown on the Space Plan out to bid to one or more contractors of Tenant's choosing. In the event Tenant elects to use one of its own contractors, Tenant shall advise Landlord of such decision within seven (7) days of the date of this Addendum. The contractor and contract shall be subject to Landlord's reasonable approval. Tenant shall thereafter contract directly with such approved contractor, and shall be responsible for ensuring the completion of the Tenant improvements in accordance with the Space Plan and related specifications. Landlord shall be responsible or the payment of the Tenant improvements up to and including $20.00 per rentable square foot. In the event the Tenant improvements do not utilize the entire $20.00 per rentable square foot figure set forth above, tenant may utilize any unused portion thereof for telephone and computer cabling purposes. In the event Tenant elects to utilize one of its own contractors, the Lease Commencement date shall be as specified in paragraph 2A (November 1, 1998), regardless of completion or incompletion of the Tenant improvements".

                  2. Paragraph 21 - Paragraph 21 is hereby supplemented by the addition of the following:

                     "The monument signage shall be constructed by Landlord. Tenant shall only be responsible for the expense of adding Tenant's actual signage to the monument. Tenant shall be permitted 48.3% of all signage on any such monument".

                  3. Other Important Provisions -

                     a. Restatement and Ratification - All other terms, conditions and provisions of the Lease which are not specifically amended by this Addendum are hereby restated and ratified as if set forth herein in full.

                     b. Binding Effect - This Addendum shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators and permitted assigns.


WITNESS:                                 BRYN MAWR MALL ASSOCIATES, a
                                         Pennsylvania Limited Partnership


________________________________         By:___________________________________
                                            Carol J. McCloskey, General Partner



ATTEST:                                  FIDELITY LEASING, INC.


________________________________(SEAL)   By:___________________________________
                    , Secretary                                     , President









                                      -2-